Exhibit 10.1

NOBLE ENERGY, INC.

2004 LONG-TERM INCENTIVE PLAN

Article I

Purpose of the Plan

The purpose of the Noble Energy, Inc. 2004 Long-Term Incentive Plan (the “Plan”) is to provide incentive compensation opportunities for key employees of the Company and its affiliates.  Participants in the Plan will have the opportunity to receive incentive compensation based upon the attainment of specific performance goals established by the Compensation, Benefits and Stock Option Committee of the Board of Directors of Noble Energy, Inc.

Article II

Definitions

When used in the Plan, the following terms shall have the following meanings:

2.1           “Affiliate” means any entity that is directly or indirectly controlled by the Company or in which the Company has a significant equity interest, as determined by the Committee in its discretion.

2.2           “Award” means an incentive compensation award under the Plan.

2.3           “Board of Directors” means the Board of Directors of the Company.

2.4           “Code” means the Internal Revenue Code of 1986, as amended.

2.4           “Common Stock” means common stock, par value $3.33 1/3 per share, of the Company.

2.5           “Company” means Noble Energy, Inc., a Delaware corporation.

2.6           “Committee” means the Compensation, Benefits and Stock Option Committee of the Board of Directors.

2.7           “Participant” means any employee of the Company or an Affiliate who is designated by the Committee as eligible to receive an Award.

2.8           “Performance Goals” means the performance goals established by the Committee for a Performance Period pursuant to the Plan.

2.9           “Performance Period” means the three-year period commencing January 1, 2004, and the three-year period commencing on the first day of each calendar year commencing after 2004.

2.10         “Plan” means this Noble Energy, Inc. 2004 Long-Term Incentive Plan.

Article III

Eligibility

3.1           The officers and other employees of the Company or an Affiliate that the Committee in its discretion determines are key employees may be designated by the Committee as Participants in the Plan for a particular Performance Period.  Only those employees of the Company or an Affiliate who are designated by the Committee as Participants for a particular Performance Period will participate in the Plan for that Performance Period.

Article IV

Administration, Amendment and Termination of the Plan

4.1           The Plan shall be administered by the Committee, which shall have the right and authority in its discretion to (i) adopt, amend or rescind administrative and interpretive rules and regulations relating to the Plan, (ii) construe the Plan, (iii) make all determinations necessary or appropriate for administering the Plan, and (iv) exercise all of the powers conferred on the Committee under the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee shall deem proper to carry out the intent and purposes of the Plan.  The determinations made and the action taken by the Committee pursuant to the Plan shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or any Award.

4.2           The Committee shall have the exclusive authority to amend, modify, suspend or terminate the Plan at any time.

Article V

Determination of Performance Goals and Awards

5.1           Within the first 90 days of each Performance Period the Committee in its discretion shall (i) designate the Participants who will participate in the Plan for such Performance Period, (ii) establish the Performance Goals (and any specific performance targets with respect thereto) for such Performance Period, and (iii) grant the Awards for the Participants who will participate in the Plan for such Performance Period.

5.2           The Performance Goals established by the Committee for a Performance Period may be based on (i) price, earnings or cash flow per share of stock, (ii) gross revenues or net profits, (iii) total shareholder returns, (iv) growth in reserves or production, (v) finding and development costs, (vi) operating costs, or (vii) other objective performance measurements or goals acceptable to the Committee.  The Performance Goals may be based on the performance of the Company itself or in relation to its peers, or on the performance of a particular Participant, division, department, subsidiary or other unit to which a particular Participant is assigned.  In establishing the Performance Goals for a Performance Period, the Committee may establish different Performance Goals for individual Participants or groups of Participants, and the Performance Goals may be weighted to reflect their relative significance to the Company for the Performance Period.

5.3           Awards may be made by the Committee in the form of stock options or restricted stock granted or awarded under the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan, or in the form of performance units or other incentive measurements providing for the payment of bonuses in cash, or in any combination thereof as determined by the Committee in its discretion.

5.4           As soon as practicable after the end of each Performance Period, the Committee shall certify in writing the level of attainment of the Performance Goals for such Performance Period, and shall approve the payments to be made or other action to be taken with respect to the Awards for such Performance Period.  Awards shall be subject to all applicable withholding requirements for federal, state and local taxes.

5.5           Any provision of the Plan to the contrary notwithstanding, (i) in no event shall the total number of shares of Common Stock for which stock options may be granted or which may be awarded as restricted stock to any Participant pursuant to the Plan exceed the limitations applicable to such grants and awards under the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan, as amended from time to time, and (ii) the maximum amount that may be paid in cash to any Participant under an Award for a Performance Period shall not exceed $4,000,000.

Article VI

Limitation of Rights

6.1           The establishment of the Plan shall not enlarge or otherwise affect the terms of any Participant’s employment with the Company or an Affiliate, and the Company or such Affiliate may terminate the employment of any Participant as freely and with the same effect as if the Plan had not been adopted.

Article VII

Miscellaneous

7.1           The Plan is an unfunded plan of incentive compensation, and no Participant shall have any right to or lien on any asset of the Company or an Affiliate by reason of or with respect to any Award made under the Plan.

7.2           No member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Award made hereunder, and the members of the Committee shall be entitled to indemnification, defense and reimbursement by the Company in respect of any claim, loss, damage, or expenses (including reasonable attorneys’ fees and expenses) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability or similar insurance coverage or indemnification agreement that may be in effect from time to time.

7.3           The laws of the State of Texas (excluding its principles relating to conflicts of laws) shall govern the Plan.

7.4           The Plan is intended to comply with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder, and shall be interpreted and administered accordingly.

7.5           The Plan has been adopted by the Committee effective for the Performance Period commencing on January 1, 2004.  Certain provisions of the Plan will be submitted to the stockholders of the Company for their approval at the annual meeting of the stockholders of the Company to be held on April 27, 2004.  If such provisions are not so approved, the Awards made prior to such annual meeting shall remain in full force and effect in accordance with their terms and the provisions of the Plan, but in all other respects the Plan shall terminate and no further Awards shall be made pursuant to the Plan.

IN WITNESS WHEREOF, this Plan has been executed this 6th day of August, 2004.

NOBLE ENERGY, INC.

By:	/s/ Charles D. Davidson
	Name:	Charles D. Davidson
	Title:	President and Chief Executive Officer